Caesars Entertainment Corporation (CZR)
Fourth Quarter and Full Year 2013 Earnings Announcement
March 11, 2014

Caesars is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, March 11 at 2:00 p.m. PT (5:00 p.m. ET). To access the live broadcast, please visit the Investor Relations section of Caesars’ website at www.caesars.com. A reconciliation between GAAP and non-GAAP results is provided in the tables in the press release.

Prepared Remarks
Eric Hession:
Good afternoon, and welcome to the Caesars Entertainment fourth quarter 2013 results conference call. Joining me today are Gary Loveman, Chief Executive Officer of Caesars Entertainment Corporation, Mitch Garber, Chief Executive Officer of Caesars Acquisition Company, Donald Colvin, Chief Financial Officer of Caesars Entertainment Corporation, and Craig Abrahams, Chief Financial Officer of Caesars Acquisition Company.
Following our prepared remarks, we will turn the call over for your questions. A copy of our press release, today’s prepared remarks and a replay of this conference call will be available in the investor relations section of our website at caesars.com.
Before I turn the call over to Gary, I would like to call your attention to the following information. The Safe Harbor disclaimer in our public documents covers this call and the simultaneous live webcast at caesars.com. The forward looking statements made during this conference call reflect the opinion of management as of the date of this call. There are risks and uncertainties with such statements which are detailed in our filings with the SEC. Please be advised that developments subsequent to this call are likely to cause these statements to become outdated with the passage of time. We do not intend, however, to update the information provided today prior to our next quarterly conference call. Further, today we are reporting fourth quarter 2013 results. These results are not necessarily indicative of results in future periods. Also, please note that prior to this call we furnished a Form 8-K of this afternoon’s press release to the SEC.
Property EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of net income/loss to property EBITDA and net income/loss to adjusted EBITDA can be found in the tables in our press release.

This call, the webcast and its replay are the property of Caesars. It is not for rebroadcast or use by any other party without the prior written consent of Caesars. If you do not agree with these terms, please disconnect now. By remaining on the line, you agree to be bound by these terms.
I would now like to turn the call over to our CEO, Gary Loveman.
Gary Loveman:
Thank you Eric, and welcome to today’s call.
2013 was a busy year for Caesars on a number of fronts and the early months of 2014 are proving to be no different. Caesars now consists of three distinct entities: Caesars Growth Partners, Caesars Entertainment Resort Properties and Caesars Entertainment Operating Co. Among our accomplishments during the last year, across these structures:
We have enhanced many of our entertainment and hospitality offerings, particularly in Las Vegas.

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We have improved our financial structure, forming Caesars Entertainment Resort Properties, Caesars Acquisition Co. and Caesars Growth Partners last year, raising equity, refinancing and repurchasing debt.

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Finally, last week we announced that we executed a Transaction Agreement dated March 1, 2013, pursuant to which, for the consideration set forth in the Transaction Agreement, Caesars Growth Partners will purchase from CEOC Bally’s Las Vegas, The Quad, The Cromwell and Harrah’s New Orleans and enter into the other agreements and transactions contemplated in the Transaction Agreement. A group of lenders committed to provide $1.3 billion in senior secured credit facilities and $675 million in second lien indebtedness to CGP in order to consummate the transaction and to refinance Planet Hollywood’s existing indebtedness.

Since the company was taken private, we have employed a full complement of financial and operational tools, including cost management, working capital management, operational improvements, acquisitions, asset sales, credit agreement amendments, innovative operating strategies, exchange offers, debt buybacks and equity raises. Today, Caesars Entertainment has a market capitalization of approximately $3.5 billion and Caesars Acquisition Company has a market cap of approximately $2 billion. CERP and Growth Partners are stable entities. The asset sale is an important step in our efforts to improve the health of the CEOC subsidiary. The process to address CEOC’s condition is well underway, but will take quite some time to achieve. With regard to the asset sale specifically, I would like to reiterate some key benefits and call your attention to some additional information.

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Upon completion, the asset sale will enhance our liquidity. We believe the consideration received from the sale of assets was very attractive. We anticipate closing the transaction in the second quarter, pending regulatory approvals and the completion of financing.

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The transaction preserves the distribution network and retains the competitive advantage enjoyed by our regional properties through continued access to a diverse Las Vegas product offering and similarly for the four properties through the database access. Additionally, it creates new capacity to invest in some of the assets, particularly the Quad.

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Growth Partners’ announcement to renovate the Quad will benefit that property and our other properties on the Strip. The Quad occupies a critically important space at the entrance to The LINQ development and will benefit substantially from a complete overhaul. The $223 million of upgrades follow some already significant improvements we have made to this property. We anticipate increased F&B and gaming revenue as a result of the upgraded property, benefiting both Growth Partners and CEOC.

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Finally, the parties agreed to use reasonable best efforts to establish a new services co joint venture, which will initially be jointly owned by CEOC, CERP and CGP to provide common management of certain enterprise assets. The principal anticipated terms of the Services JV contemplated by the Transaction Agreement include the following:

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CEOC will provide the Services JV with a non-exclusive, irrevocable, royalty-free license that includes the intellectual property that CEOC and its subsidiaries own but are used in the operation of CERP and CGP assets under shared services agreements, or known as Enterprise Assets. CEOC and its subsidiaries will continue to own the assets licensed;

•	Contribution to the Services JV by Growth Partners and CERP of cash in an amount to be determined;

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Services JV will use cash contributions for capital expenditures relating to the maintenance, operation and upkeep of the Enterprise Assets and the acquisition of any new additional assets or services in connection with providing enterprise services to its members. The users of the services will reimburse Services JV for its share of any allocated expenses of Services JV attributable to such user, consistent with existing arrangements.

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We do not expect that implementation of the services joint venture to have any day-to-day impact on jobs or property operations. In other words, there will be no changes to how our properties function and service our guests.

Please keep in mind that the ultimate terms of this agreement are subject to finalization and required regulatory approvals and we will provide a more fulsome disclosure upon completion.
I would also like to call your attention to some additional disclosure we have made today regarding the performance of the four properties involved in the asset sale.

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In a supplemental schedule to our press release, we have disclosed a historical EBITDA range of $145M - $175M for the four properties for the year ended December 31, 2013. A detailed calculation can be found in the earnings release. However, it is important to note that numbers in the schedule do not reflect management fees which we expect to be 2% of net revenues and 5% of EBITDA. CEOC will retain 50% of the management fees.

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As we previously stated, we anticipate using a portion of the proceeds to repay first lien debt. We are still working through our calculations and business planning. We do plan to provide more clarity regarding the specific uses of proceeds in the coming weeks.

Now, moving on to our fourth quarter results.
The operating environment in many of our regional markets was challenging in the fourth quarter. However, we are encouraged by growth here in Las Vegas, where we have experienced increased visitation levels and enthusiastic customer feedback from our new amenities. We are optimistic about the prospects for Las Vegas and are particularly excited to fully open the LINQ’s retail, dining and entertainment experiences as we begin operating the High Roller. Our engineering and design teams are in the final stages of testing the High Roller. We expect to greet our first cash paying riders in a few weeks’ time. We are confident the High Roller will be successful in attracting large volumes of visitors and look forward to welcoming many new guests to our center strip properties.
Over the course of 2013, we expanded the reach of our network, opening Horseshoe Cincinnati and Thistledown, both in Ohio. Horseshoe Cincinnati celebrated its one-year anniversary last week and has welcomed nearly 5 million guests since its opening. We will expand our network again with the opening of Horseshoe Baltimore, which is expected to open in the summer.
In marketing, some of our recent initiatives include the formation of strategic partnerships. During the fourth quarter, we announced two new partnerships.
Our partnership with the Starwood Hotels Group adds a new layer of benefits and appeal to our Total Rewards program and provides us with additional sources of demand. Total Rewards customers can earn and redeem TR Reward Credits for stays with Starwood Hotels, including Westin, W and Sheraton-branded hotels. In addition, Starwood Preferred Guests members can earn and redeem SPG points for stays and experiences at a range of Caesars properties in Las Vegas, Lake Tahoe, Atlantic City and New Orleans. In the short time since the partnership was announced in December, we have seen tens of thousands of linked Total Rewards and SPG accounts and several thousand incremental stays booked at our properties by SPG members.
We also began our exclusive partnership with Live Nation, anchored at our newly renovated venue, The Axis at Planet Hollywood. This arrangement provides us with access to Live Nation’s artist network and helps us improve our ability to secure top talent as resident headliners and touring acts.
The two latest partnerships build on past arrangements, such as Norwegian Cruise Lines and the Fuel Rewards Network. We plan to announce additional partnerships in the near future.
I will now turn it over to Craig Abrahams, CFO of Caesars Acquisition Company to discuss another impressive year for CIE.
Craig?

Craig Abrahams
Thank you Gary, and good afternoon everyone.
CAC is not holding a call this quarter because the CGP results are consolidated at Caesars Entertainment from an accounting perspective but we are considering hosting a separate call starting next quarter.
2013 was a significant year for CIE. We demonstrated solid economic results in the current year while simultaneously investing and positioning our business for future growth in social, mobile and real money online gaming.
CIE generated record revenues and operating performance for the full year 2013, with total revenues of $316.6 million, an increase of 52% from $207.7 million in 2012. This resulted primarily from the Buffalo Studios acquisition, organic growth at Playtika and revenue growth in the real money segment from the launch of WSOP.com in Nevada and in New Jersey. On the real money front, in January, we increased our visibility through advertising and other marketing in New Jersey. We are pleased with the resulting total CIE revenue growth of 49% and increased market share to 32% from December to January (including 888). We expect the impact of marketing costs and expenses related to the ramp up of operations to continue this year as we work to attract new customers, invest in operational infrastructure and create greater awareness in both Nevada and New Jersey.
On the acquisition front, we closed our fourth social game acquisition in four years. In February, we purchased Pacific Interactive, a leading social and mobile casino-themed game titled House of Fun Slots. Pacific Interactive’s differentiated slot content offering and talented team will add to our portfolio of market-leading casino games. We expect to complement this product with our marketing and operational skills to deliver an excellent experience to our newly acquired players.
We have made substantial advances in 2013 and in 2014, and will continue to focus on gaining market share, growing the business via acquisitions and increasing user adoption of our mobile and web platforms through technology enhancements and content development.
I would like to now turn it over to Donald to review Caesars’ financial performance.

Donald Colvin
Thank you Craig.
Detailed financial results can be found in our earnings release, which now also breaks out the three main structures we consolidate - CEOC, CERP and CGP. Diving into the details of our three main structures, let me briefly review the high level drivers of performance at each:
Q4 net revenue at CERP increased 2% from the prior year period to $462.8 million and adjusted EBITDA increased 7% to $94.8 million. CERP benefitted from a Las Vegas market concentration and an increased cash ADR, stemming from the introduction of resort fees. This was offset by approximately $10M of unfavorable hold impact from the VIP segment at Paris. Atlantic City performance declined on a year over year basis. We expect CERP will benefit from the opening of the LINQ and the High Roller over the next few weeks. CERP’s results will also include the contribution from these operations in future periods.
At CEOC - net revenue was $1.5 billion in the fourth quarter of 2013, down 5% from the prior year; CEOC adjusted EBITDA declined 16% to $270.7 million. Performance at CEOC was impacted by unfavorable weather, decreased visitation, and increased marketing spend partially offset by increased pass-through reimbursed management costs. CEOC results are presented excluding the LINQ and Octavius Tower impact. Additionally, CEOC results no longer include the revenue from Planet Hollywood, given the sale of the property to CGP in early Q4, and Conrad Punta del Este, subsequent to its deconsolidation following a partial sale in Q2 of 2013. The other key drivers of CEOC’s performance were our regional business, where weather and visitation negatively impacted results, and strong contributions from Caesars Palace, which drove record results through returns on our recent capital investments and exposure to the high-end play on the Las Vegas Strip. Once the asset sale with CGP closes, CEOC will receive management fees for the four properties and, proforma for the end of 2013, will have in excess of $3.2 billion in cash, enhancing the entity’s liquidity.
Moving on to CGP - The fourth quarter was the first quarter of financial results for CGP with results consolidated into CEC. As Craig described previously, solid operating performance was mainly driven by growth in the social and mobile games segment, the launch of real-money online gaming in New Jersey, and favorable growth across all key gaming and non-gaming segments at Planet Hollywood. Beginning in Q1 of 2014, CGP’s quarterly numbers will include the results for CIE’s recently announced House of Fun acquisition. Once the transaction between CEOC and CGP closes, which is expected to occur sometime in the second quarter, CGP‘s results will also include contributions from the four acquired assets. Longer term, we expect the planned renovation of The Quad to result in increased average daily room rates at the property, which are presently among the lowest in Las Vegas. In addition, we expect to see increased F&B and gaming revenue as a result of the upgraded property and its integration into the collection of retail, dining and entertainment experiences offered at The LINQ.
On a consolidated basis, fourth quarter net revenue was $2.1 billion, a 3% increase from the year ago period primarily driven by revenue growth at CIE, higher reimbursable management costs, and an increase in room revenue, all of which were partially offset by a 5% decline in casino revenues. Breaking down our performance regionally, Las Vegas generated an 8% increase in net revenue, driven by growth in hospitality revenue streams, while Atlantic Coast was flat as increases in hotel and F&B revenue were offset by declines in gaming revenue. Other regional markets experienced a 5% decline in casino revenues primarily due to poor weather conditions and persistent softness in visitation. Poor weather is expected to continue to have an impact on our business in Q1 as will competitive pressures, particularly in Atlantic City. On the expense side, costs increased due to the launch of several new marketing campaigns. Additionally, our results included a $102 million write off of our Suffolk Downs, Massachusetts investment. Consolidated adjusted EBITDA declined 3% year over year as strength in Las Vegas was more than offset by weakness in the rest of the country. Please note that prior results have been recast to reflect a change in accounting principle that was retrospectively applied.
As a whole, Caesars Entertainment remains committed to driving efficiency, improving working capital, generating operating and EBITDA improvements, and further enhancing our balance sheet, with a particular focus on CEOC’s capital structure. We did not issue any equity through our at-the-market authorization in the fourth quarter, nor did we repurchase any debt.
With that, I will hand it back to Gary for his final remarks.

Gary Loveman (concluding remarks)
Thank you Donald; thank you Craig.
The next few months will see the realization of important development investments initiated over the past few years. The combination of improving organic trends in key markets, the arrival of exciting new assets and further attention to CEOC’s capital structure bodes well indeed for Caesars in 2014.

Q413 Earnings Release Call Supplemental Information

Debt Information:

As of December 31, 2013, the total face value of debt was $23.6 billion. Post Q3, we reduced total borrowings by approximately $200 million as a result of the CERP refinancing. The intercompany loan from CEC to CEOC was $285.4 million, no change to the balance at the end of September.
Capital Expenditures:

We expect consolidated capital expenditures in 2014 to be approximately $950 million to $1.15 billion, with the table below providing a breakdown by entity.

	2014 (Estimated Results)
(in millions)	Low	High
CGP	$445.0	$530.0
CEOC	340.0	420.0
CERP	115.0	140.0
CEC	50.0	60.0
Total	$950.0	$1,150.0

CGP capex includes funds for The Quad renovation, Cromwell, Baltimore and various other projects associated with its property assets, including the four assets currently being purchased from CEOC. Part of this capex will be funded by project level debt, and some by the financing being contemplated for the four assets being purchased.

CEOC capex is to fund primarily maintenance projects. CERP capex will be used to complete the LINQ and fund property maintenance projects. CEC capex will primarily be spent on the Atlantic City meeting facility project.

Please note that there are various risks and uncertainties and expected capex set forth above may change for various reasons, including our financial performance and market conditions.